Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Bob Evans Farms, Inc. and Affiliates Fourth Amended and Restated Executive Deferral Plan and the Bob Evans Farms, Inc. 2010 Director Deferral Program of our reports dated June 19, 2015, with respect to the consolidated financial statements of Bob Evans Farms, Inc., and the effectiveness of internal control over financial reporting of Bob Evans Farms, Inc., included in its Annual Report (Form 10-K) for the year ended April 24, 2015, filed with the Securities and Exchange Commission.

/s/Ernst & Young

Columbus, Ohio

June 19, 2015